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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: January 27, 2005

                               GENTEX CORPORATION
               (Exact Name of Registrant as Specified in Charter)

          MICHIGAN                       0-10235                38-2030505
(State or Other Jurisdiction           (Commission             (IRS Employer
      of Incorporation)                File Number)          Identification No.)

            600 North Centennial Street
                 Zeeland, Michigan                                 49464
      (Address of principal executive office)                   (Zip Code)

       Registrant's telephone number, including area code: (616) 772-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

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

SECTION 2.02      RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

On January 27, 2005, Gentex Corporation issued a news release announcing results for the 2004 fourth quarter and year to date. A copy of the news release is attached as Exhibit 99.1 to this Form 8-K.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SECTION 9.01      FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibit
                  -------------------------------------------
                  99.1 - News Release Dated January 27, 2005.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  January 27, 2005              GENTEX CORPORATION
                                      (Registrant)

                                      By:  /s/  Enoch Jen
                                           -------------------------------
                                           Enoch Jen
                                           Vice President - Finance and
                                           Chief Financial Officer

                                  EXHIBIT INDEX

99.1     News Release Dated January 27, 2005

CONTACT:    Connie Hamblin                   RELEASE:  January 27, 2005
            (616) 772-1800

                      GENTEX REPORTS FOURTH QUARTER RESULTS

     ZEELAND, Michigan, January 27, 2005 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported financial results for the fourth quarter and year ended December 31, 2004.

     The Company reported a two percent increase in revenues to a record of $126.2 million for the quarter ended December 31, 2004. Fourth quarter net income declined by two percent to $28.6 million compared with $29.1 million in the fourth quarter last year. Earnings per diluted share were 37 cents in both fourth quarter periods.

     For the calendar year 2004, the Company reported an eight percent increase in revenues to a record $505.7 million. Net income increased by six percent to $112.7 million for calendar year 2004 compared with calendar year 2003. Earnings per diluted share were $1.44 for calendar 2004 compared with $1.37 for calendar year 2003.

     "Despite another challenging quarter, there is evidence of improvement on the margin side, as we have largely resolved the start-up production issues associated with new manufacturing processes that we began in the third quarter of 2004," said Gentex Executive Vice President Garth Deur.

     Light vehicle production declines in North America contributed to the continued weakness during the fourth quarter. While the Company reported a seven percent overall increase in auto-dimming mirror unit shipments, that growth came from a 17 percent unit shipment increase to offshore customers. Mirror unit shipments to customers in North America declined by two percent, as light vehicle production in that region declined by three percent.

     Deur said that he believes that auto-dimming mirror unit shipments will be flat to five percent higher in the first quarter of 2005 compared with the first quarter of 2004, and that mirror unit shipments will increase approximately ten percent for calendar year 2005 compared with calendar year 2004. These estimates are based on light vehicle production forecasts in the regions to which the Company ships product, as well as the expected option rates for its mirrors on prospective vehicle models.

     The Company has begun utilizing the light vehicle production forecasting services of CSM Worldwide, and CSM's current forecasts for light vehicle production for calendar 2005 are approximately 15.9 million units for North America, 20.5 million for Europe and 13.1 million for Japan and Korea. For the first quarter of 2005, CSM is forecasting light vehicle production of 4.0 million units in North America, 5.2 million units in Europe and 3.5 million units in Japan and Korea. There is no significant difference in the overall production numbers when comparing CSM's estimates to those of the Company's previous vendor for the service.

     Automotive revenues increased by two percent to $121.0 million in the fourth quarter and by eight percent to $483.2 million for calendar year 2004 compared with the same periods last year. Fire Protection revenues declined nine percent to $5.2 million for the fourth quarter and by one percent to $22.5 million for calendar year 2004 compared with the same prior year periods.

     Auto-dimming mirror unit shipments to customers in North America declined by two percent in the fourth quarter and increased by three percent in calendar year 2004 compared with the same 2003 periods. North American light vehicle production declined by three percent in the fourth quarter and declined by one percent for calendar year 2004 compared with the same periods in 2003.

     Unit shipments to offshore customers increased by 17 percent in the fourth quarter and 26 percent for calendar year 2004, compared with the same periods last year. The higher growth in offshore unit shipments is primarily attributable to increased vehicle penetration in the European and Asia-Pacific regions. Light vehicle production in Western Europe declined five percent in the fourth quarter and by one percent for calendar year 2004 compared with the same periods in 2003.

     Total auto-dimming mirror unit shipments in the fourth quarter were approximately 2.9 million, a seven percent increase over the same period last year. For calendar year 2004, total unit shipments reached a record 11.6 million, a 13 percent increase over calendar year 2003.

     Certain matters discussed in this news release, including the ability to take advantage of manufacturing improvements and unit shipment growth rates, are forward-looking statements which involve certain risks and uncertainties, and are subject to change based on various market, industry and other important factors. The Company cautions investors that numerous factors (some of which are outlined in the Company's Form 10-K filed with the Securities and Exchange Commission and other interim reports) and future events may affect the Company's actual results, and may cause those results to differ materially from those expressed in this news release. Furthermore, Gentex undertakes no obligation to update, amend, or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

     A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. Eastern Standard Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

     Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and more than 95 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                  THREE MONTHS ENDED                   YEAR ENDED
                                                      DECEMBER 31,                    DECEMBER 31,
                                           -------------------------------   -------------------------------
                                                2004             2003             2004             2003
                                           --------------   --------------   --------------   --------------
Net Sales                                  $  126,235,803   $  123,914,515   $  505,666,335   $  469,019,365
Costs and Expenses
  Cost of Goods Sold                           75,531,914       70,896,590      297,920,747      272,518,466
  Engineering, Research & Development           8,085,679        7,151,010       30,833,627       26,613,770
  Selling, General & Administrative             6,670,249        6,001,114       26,845,748       23,311,853
  Other Expense (Income)                       -5,849,457       -3,218,392      -15,666,305      -11,588,919
                                           --------------   --------------   --------------   --------------
Total Costs and Expenses                       84,438,385       80,830,322      339,933,817      310,855,170
                                           --------------   --------------   --------------   --------------
Income Before Income Taxes                     41,797,418       43,084,193      165,732,518      158,164,195
Provision for Income Taxes                     13,166,000       14,003,000       53,076,000       51,403,000
                                           --------------   --------------   --------------   --------------
Net Income                                 $   28,631,418   $   29,081,193   $  112,656,518   $  106,761,195
                                           ==============   ==============   ==============   ==============
Earnings Per Share
  Basic                                    $         0.37   $         0.38   $         1.46   $         1.39
  Diluted                                  $         0.37   $         0.37   $         1.44   $         1.37
Weighted Average Shares:
  Basic                                        77,442,479       76,633,413       77,160,671       76,584,876
  Diluted                                      78,266,140       78,154,561       78,360,616       77,684,490

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                               DEC 31,          DEC 31,
                                                2004             2003
                                           --------------   --------------
ASSETS
Cash and Short-Term Investments            $  494,880,260   $  393,606,656
Other Current Assets                           97,728,834       91,742,675
                                           --------------   --------------
Total Current Assets                          592,609,094      485,349,331
Plant and Equipment - Net                     135,649,119      126,806,882
Long-Term Investments and Other Assets        128,601,215      150,373,553
                                           --------------   --------------
Total Assets                               $  856,859,428   $  762,529,766
                                           ==============   ==============
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                        $   50,856,258   $   50,480,480
Long-Term Debt                                          0                0
Deferred Income Taxes                          22,723,198       18,405,955
Shareholders' Investment                      783,279,972      693,643,331
                                           --------------   --------------
Total Liabilities & Shareholders' Investmen$  856,859,428   $  762,529,766
                                           ==============   ==============

                          [LOGO OF GENTEX CORPORATION]

                       AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                   (Thousands)

                                       FOURTH QUARTER                          YEAR ENDED
                                     ENDED DECEMBER 31,                        DECEMBER 31,
                                 -----------------------   ----------    -----------------------   ----------
                                    2004         2003       % Change        2004         2003       % Change
                                 ----------   ----------   ----------    ----------   ----------   ----------
Domestic Interior                       986        1,026          -4%         3,996        3,863            3%
Domestic Exterior                       443          436            2%        1,754        1,730            1%
Total Domestic Units                  1,429        1,462          -2%         5,750        5,592            3%

Foreign Interior                      1,106          891           24%        4,367        3,269           34%
Foreign Exterior                        366          363            1%        1,523        1,399            9%
Total Foreign Units                   1,471        1,254           17%        5,890        4,668           26%

Total Interior Mirrors                2,091        1,917            9%        8,363        7,132           17%
Total Exterior Mirrors                  809          799            1%        3,277        3,128            5%
Total Mirror Units                    2,900        2,716            7%       11,640       10,260           13%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.

END OF FILING